Novint Technologies Inc.
4109 Bryan Ave NW
Albuquerque, NM 87114
Phone/Fax: (866) 298-4420

August 31, 2010

Mr. Patrick Gilmore
Accounting Branch Chief
Division of Corporation Finance
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Novint Technologies, Inc.
Form 10-K/A for the Fiscal Year Ended December 31, 2008
Filed April 23, 2009
Your File No. 000-51783

Dear Mr. Gilmore:

This letter will provide you with our acknowledgment of the following matters with respect to Novint Technologies, Inc. (the "Company"):

- The Company is responsible for the adequacy and accuracy of the disclosure in the filing;
- Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and
- The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely yours,

NOVINT TECHNOLOGIES, INC.

By: Tom [signature]
Tom Anderson, CEO

cc: Addison Adams, Esq.